As filed with the Securities and Exchange Commission on June 16, 2008
Registration No. 333-125154

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
ENCYSIVE PHARMACEUTICALS INC.
(Exact name of registrant as specified in its charter)

Delaware	13-3532643
(State or other jurisdiction	(I.R.S. employer
of incorporation or organization)	identification no.)
4848 Loop Central Drive, Suite 700
Houston, TX 77081
(713) 796-8822
(Address, including Zip Code, Telephone Number,
including Area Code, of Registrant’s Principal Executive Offices)
Paul S. Manierre
Vice President
4848 Loop Central Drive, Suite 700
Houston, TX 77081
(713) 796-8822
(Name, Address and Telephone Number,
including Area Code, of Agent for Service)
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
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Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
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DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 (“Post-Effective Amendment”), filed by Encysive Pharmaceuticals Inc., a Delaware corporation (the “Company”), removes from registration all securities registered under the Registration Statement on Form S-3 (Registration Number 333-125154) filed by the Company on May 23, 2005 (the “Registration Statement”) with the Securities and Exchange Commission, pertaining to the registration of $130,000,000 in 2.50% convertible senior notes due 2012 and the common stock, par value $0.005 per share, of the Company (“Common Stock”) into which such notes are convertible.
     The “Effectiveness Period” under the Registration Rights Agreement, dated May 16, 2005, by and among Encysive Pharmaceuticals Inc., J.P. Morgan Securities Inc., UBS Securities LLC, and SG Cowen & Co., LLC, has terminated.
     In addition, on February 20, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Pfizer Inc., a Delaware corporation (“Pfizer”), and Explorer Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Pfizer, providing for, among other things, the merger of Purchaser with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, wholly-owned by Pfizer. The Merger became effective on June 10, 2008 (the “Effective Time”), pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.
     At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Merger (other than shares owned by Pfizer, the Company or their wholly-owned subsidiaries or shares with respect to which appraisal rights were properly exercised under Delaware law) were cancelled and converted into the right to receive $2.35 per share in cash, without interest and less any required withholding taxes.
     As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. The Company hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, State of Texas, on this 16th day of June, 2008.

ENCYSIVE PHARMACEUTICALS INC.
By:	/s/ Paul Manierre
	Name:	Paul Manierre
	Title:	Vice President

     Pursuant to the requirements of Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons on June 16, 2008 in the capacities indicated.

Signature	Title

/s/ Douglas E. Giordano	President (Principal Executive Officer)
Douglas E. Giordano

/s/ Kathleen R. O’Connell	Treasurer (Principal Financial Officer
Kathleen R. O’Connell	and Principal Accounting Officer)

/s/ Lawrence Miller	Director
Lawrence Miller

/s/ David Reid	Director
David Reid

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